Exhibit 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B.C. V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

May 15, 2024

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115

Centennial, CO

80112

RE:	Registration Statement on Form S-1

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale or other distribution from time to time by certain selling security holders described therein (collectively, the “Selling Shareholders” and each, a “Selling Shareholder”) of common shares in the capital of the Company (“Common Shares”), including:

i.	up to an aggregate of 3,141,817 Common Shares (the “Note Shares”) issuable upon conversion of up to US$8,000,000 aggregate principal amount of, plus accrued and unpaid interest, if any, and any payment premium that has become due and payable on, unsecured convertible notes of the Company (the “Convertible Notes”), which, together with the April 2024 Warrants (as defined below), were issued to YA PN II, Ltd. (“YA PN”), a fund managed by Yorkville Advisors Global, LP, and Lind Global Fund II LP (“Lind”) pursuant to a securities purchase agreement dated April 11, 2024 by and among the Company, YA PN and Lind (the “Securities Purchase Agreement”), for total cash consideration to the Company of US$6,960,000;

ii.	up to an aggregate of 615,835 Common Shares (the “April 2024 Warrant Shares”) issuable upon exercise of Common Share purchase warrants (the “April 2024 Warrants”), each April 2024 Warrant being exercisable for one April 2024 Warrant Share at a price of US$3.25 per April 2024 Warrant Share, expiring on April 12, 2027, which, together with the Convertible Notes, were issued to YA PN and Lind pursuant to the Securities Purchase Agreement;

iii.	413,432 Common Shares (the “December 2023 Shares”) issued to certain Selling Shareholders who participated as investors (the “December 2023 Investors”) in connection with the Company’s December 2023 non-brokered private placement (the “December 2023 Private Placement”) of 413,432 units of the Company (the “December 2023 Units”), each December 2023 Unit being comprised of one Common Share and one Common Share purchase warrant (the “December 2023 Warrants”), and issued at a price of US$3.08 per December 2023 Unit or, in the case of certain December 2023 Investors who were officers or directors of the Company, US$3.205 per December 2023 Unit;

iv.	up to an aggregate of 413,432 Common Shares (the “December 2023 Warrant Shares”) issuable upon exercise of the December 2023 Warrants, each December 2023 Warrant being exercisable for one December 2023 Warrant Share at a price per December 2023 Warrant Share of US$3.54, expiring on December 22, 2025, which were issued to the December 2023 Investors in connection with the December 2023 Private Placement of the December 2023 Units;

v.	up to 250,000 Common Shares (the “September 2023 Warrant Shares” and, together with the Note Shares, the April 2024 Warrant Shares, the December 2023 Shares and the December 2023 Warrant Shares, the “Shares”) issuable upon exercise of Common Share purchase warrants (the “September 2023 Warrants”), each September 2023 Warrant being exercisable for one September 2023 Warrant Share at a price per September 2023 Warrant Share of US$4.60, expiring September 1, 2025, which were issued to certain Selling Shareholders in connection with the Company’s September 2023 non-brokered private placement (the “September 2023 Private Placement”) of 250,000 units of the Company (the “September 2023 Units”), each September 2023 Unit being comprised of one Common Share and one September 2023 Warrant, and issued at a price of US$4.00 per September 2023 Unit.

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In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;

(b)	a certificate of good standing dated May 13, 2024 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;

(c)	records of corporate proceedings of the Company approving the issuance of the Shares;

(d)	the Securities Purchase Agreement;

(e)	the form of certificate representing the Convertible Notes;

(f)	the form of certificate representing the April 2024 Warrants;

(g)	the form of subscription agreement used in connection with the December 2023 Private Placement;

(h)	the form of certificate representing the December 2023 Warrants;

(i)	the form of subscription agreement used in connection with the September 2023 Private Placement;

(j)	the form of certificate representing the September 2023 Warrants; and

(k)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has, to the extent applicable, duly and validly executed and delivered each of the Documents to which such party is a signatory and such parties had the capacity to do so and to perform their obligations thereunder, and such Documents or agreements constitute legal, valid and binding obligations of all parties thereto (other than the Company) and are enforceable in accordance with their respective terms against all parties thereto (other than the Company), subject to the qualifications on enforceability referred to herein.

We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Whenever our opinion refers to shares of the Company as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for such shares, to satisfy claims of creditors of the Company, or otherwise. No opinion is expressed as to the actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

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We are solicitors qualified to practice law in the Provinces of British Columbia, Alberta and Ontario (collectively, the “Provinces”). We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein and we express no opinion as to any laws, or any matter governed by any laws, of any other jurisdiction, in which we express an opinion on the laws of each of the Provinces and the federal laws of Canada applicable therein. We express no opinion with respect to the provisions of the Personal Information Protection and Electronic Documents Act (Canada) or any other privacy laws of the Provinces.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Note Shares issuable upon conversion of the Convertible Notes will be, when issued in accordance with the terms of the Convertible Notes, validly issued, fully paid and non-assessable.

2.	The April 2024 Warrant Shares issuable upon exercise of the April 2024 Warrants will be, when issued upon exercise of the April 2024 Warrants in accordance with the terms thereof and payment of the exercise price therefor, validly issued, fully paid and non-assessable.

3.	The December 2023 Shares have been duly and validly issued as fully paid and non-assessable.

4.	The December 2023 Warrant Shares issuable upon exercise of the December 2023 Warrants will be, when issued upon exercise of the December 2023 Warrants in accordance with the terms thereof and payment of the exercise price therefor, validly issued, fully paid and non-assessable.

5.	The September 2023 Warrant Shares issuable upon exercise of the September 2023 Warrants will be, when issued upon exercise of the September 2023 Warrants in accordance with the terms thereof and the payment of the exercise price therefor, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof and based on legislation and regulations in effect on the date hereof, and we assume no obligation to revise, supplement or amend such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

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